CBRL Group, Inc.
                            Annual Report Supplement
                        Fiscal Year Ending July 30, 2004

Safe-Harbor Statement

The Company urges caution in considering its current trends and the earnings guidance disclosed in this annual report supplement. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language that follows. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission (SEC).

Except for specific historical information, many of the matters discussed in this annual report supplement may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking   statements   generally   can  be  identified  by  the  use  of
forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting (including but not limited to, accounting for convertible debt under EITF Issue Abstract No. 04-08), tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; the actual results of pending or threatened litigation or governmental investigations or charges and the costs and effects of negative publicity associated with these activities; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; changes in generally accepted accounting principles in the United States of America (GAAP) or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

Also, "non-GAAP financial measures," as that term is defined by the SEC in Regulation G, are included in this document. The reconciliations to GAAP measures are reflected in the Appendix at the end of this document and are also available on our web site, cbrlgroup.com. Certain numbers in this supplement are from the Company's audited financial statements, but readers should refer only to the audited financial statements themselves to rely on audited numbers.

[Logo of CBRL Group, Inc.]- Improving Shareholders Returns

[Logo of Cracker Barrel Old Country Store (R)]- Expanding Our Leading Franchise

[Logo of Logan's Roadhouse (R)]- Emerging Growth Opportunity

Corporate Profile
-----------------

CBRL Group, Inc. ("CBRL" or "CBRL Group") (Nasdaq: CBRL) is a holding company whose business is to own and develop established restaurant concepts. It is our objective to improve shareholder returns through focus on maximizing the long-term performance of our operating businesses and optimizing the allocation of capital. The holding company provides the operating companies with management oversight, guidance in the development of strategies and leadership in organizational processes. The holding company also allocates and manages capital through development of capital structure strategies, investment of capital in business units and return of capital to shareholders through dividends and share repurchases.

Currently, CBRL's two concepts are Cracker Barrel Old Country Store(R) ("Cracker Barrel" or "CBOCS") and Logan's Roadhouse(R) ("Logan's"). Cracker Barrel is a leading mature franchise in the family-dining segment that the Company expects to expand at a moderate pace and leverage continuous incremental improvements in operating performance. Logan's is an emerging growth concept in the roadhouse segment of casual dining that CBRL is preparing for 20% annual unit growth.

Thirty-five years ago, Cracker Barrel's founder, Dan Evins, recognized the potential to offer interstate highway travelers quality food, service and value consistently and conveniently by focusing on a mission of "Pleasing People." The initial success of the concept drove continued expansion along the interstate system, and today Cracker Barrel has evolved into an indelible part of the family-travel experience. It is now one of the leading and most highly differentiated restaurant chains in the United States. Cracker Barrel welcomes over a half-million people per day on average, serving meals for three dayparts and offering breakfast all day through its more than 500 stores in 41 states. Each location also has one of our unique and successful retail shops that generates an average of approximately $1 million in retail sales annually, or approximately $470 per square foot of retail selling space, driven primarily by the high level of restaurant guest traffic.

Cracker Barrel is a recognized customer favorite, having been named "Best in Family Dining" by Restaurants and Institutions magazine's "Choice in Chains" consumer survey for the 14th consecutive year in 2004. As of October 29, 2004, there were 509 Cracker Barrel stores in 41 states.

In addition to the Cracker Barrel business, CBRL's other principal brand, Logan's, is an early-stage growth opportunity in the popular casual roadhouse category which was founded in 1991 and acquired by CBRL in 1999. Logan's has broad appeal serving generous portions of moderately priced, high quality food in a casual, kickin' atmosphere. Logan's serves lunches and dinners that feature steak (USDA choice, extra-aged and hand-cut on premises), ribs, chicken and seafood, and its signature yeast rolls that are made from scratch. A large part of the Logan's experience is the relaxed, fun atmosphere reminiscent of American roadhouses of the 1930s and 1940s and accentuated by complimentary peanuts offered at every table and throughout the restaurant where guests are encouraged to toss empty peanut shells on the floor. Unlike Cracker Barrel, Logan's serves alcoholic beverages, reflecting less than 9% of Logan's fiscal 2004 revenues. As of October 29, 2004, there were 114 company-owned and 20 franchised Logan's located in 18 states.

Management throughout the business brings years of experience successfully growing public restaurant chains. The Company's executive officers average more than 20 years of experience in the restaurant industry.


Historical Perspective
----------------------

During the late 1990s, as Cracker Barrel endeavored to maintain its strong, historical rate of growth, a number of issues led, for a brief period of time, to deterioration in the Company's performance. Opening new stores at a rate of 50 per year strained the Cracker Barrel system. Aggressive menu pricing and tight management of restaurant expenses threw the consumer value equation at Cracker Barrel out of balance. A gradual decline in operational execution occurred, and, during 1998 and 1999, Cracker Barrel experienced declines in comparable store guest traffic in all but one quarter.

Cracker Barrel undertook a series of changes designed to turnaround the declines in financial and operational performance. Store expansion was reduced and site selection processes were overhauled. Investments in store labor and reductions in menu prices were implemented. Training practices were improved, as were new-store real estate approval processes. Senior management changes were made as well, resulting in charges during 2000 due to a redirection of management priorities.

During  2001,  CBRL  management  decided  to  exit  the  three-location  Carmine
Giardini's gourmet market and restaurant business that it had operated in Florida. The cost of exiting that business, along with costs to close four underperforming Cracker Barrel and three underperforming Logan's locations, which had been opened or acquired during the rapid expansion period for both concepts in the 1990s, led to additional charges at the end of 2001. In its 35-year history, Cracker Barrel has the exceptional record of closing only eight stores (plus one not rebuilt after it was destroyed by a tornado) because of poor performance.

As a result of these actions and the overriding management focus towards achieving continuous incremental improvement, financial results improved, and a new era of prudent and careful expansion is underway. Management's objective is continuous incremental improvement in sales, operating margins, and return on both existing and new capital invested in the business. Encouraging a culture of planning and measured risk taking, the Company has adopted the balanced use of internal best practices and industry-proven, low-risk techniques and technologies to pursue its goals.

Financial Highlights

After a period of rapid growth and acquisitions, CBRL's revenue and unit growth rates have moderated and management has been focused on the Company's two core concepts.


           [See accompnaying PDF file, pg.5 for Revenue History Chart]


Notes to Chart:

(a) Compound Average growth Rate ("CAGR") is used to show average annual growth rates over extended periods of time to demonstrate long-term results.
(b) Fiscal year included 53 weeks; all other fiscal years included 52 weeks.
(c) From 1998 to 2001, the Company operated Carmine Giardini's, a small chain of gourmet grocery stores and restaurants in Florida.
(d) Logan's was acquired in February, 1999.

         [See accompnaying PDF file, pg.6 for Annual Unit Growth Chart]

                               Annual Unit Growth
#of Units
---------
                        1994    1995    1996    1997    1998    1999    2000    2001    2002    2003    2004
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
Cracker Barrel
  Begining               152     182     218     257     307     357     396     426     437     457     480
  Open                    30      36      43      50      50      40      30      15      20      23      24
  Close                    0       0       4       0       0       1 (1)   0       4       0       0       0
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  Ending                 182     218     257     307     357     396     426     437     457     480     504
                        ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====
   Annual Unit Growth % 19.7%   19.8%   19.7%   19.2%   16.3%   11.2%    7.6%    3.5%    4.5%    5.0%    5.0%

Logan's Roadhouse          -       -       -       -       -      42      54      65      75      84      96
  Begining                 -       -       -       -       -      12      12      13 (2)   9      12      11
  Open                     -       -       -       -       -       0       1 (2)   3       0       0       0
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  Ending                   -       -       -       -       -      54      65      75      84      96     107
                        ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====
   Annual Unit Growth %                                                 22.2%   19.7%   11.5%   14.3%   11.5%
  Franchised               -       -       -       -       -       4       7       8      12      16      20
                        ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====

Carmine's
  Begining                 -       -       -       -       -       2       2       3       -       -       -
  Open                     -       -       -       -       -       0       1       0       -       -       -
  Close                    -       -       -       -       -       0       0       3       -       -       -
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  Ending                   -       -       -       -       2       2       3       0       -       -       -
                        ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====

Consolidated
  Begining               152     182     218     257     307     401     452     494     512     541     576
  Open                    30      36      43      50      50      52      43      28      29      35      35
  Close                    0       0       4       0       0       1       1      10       0       0       0
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  Ending (Co. Owned)     182     218     257     307     359     452     494     512     541     576     611
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
   Annual Unit Growth %                         19.2%   16.3%   14.6%    9.5%    5.7%    5.6%    6.5%    6.1%
  Franchise                -       -       -       -       -       4       7       8      12      16      20
                        ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
  Ending                 182     218     257     307     359     456     501     520     553     592     631
                        ====    ====    ====    ====    ====    ====    ====    ====    ====    ====    ====

(1) CBOCS unit destroyed in tornado.
(2) Logan's unit destroyed in fire.  Rebuilt and reopened in FY01.

The Company has demonstrated renewed growth in net income and EPS following management changes in 2000.

        [See accompanying PDF file, pg.7 for Net Income History Chart and
                  Diluted Net Income Per Share History Chart]]


Notes and Reconciliations to Charts:
(a) Excludes after-tax charge of $8.8 million ($0.15 per share) related to store closures. Including the effects of the charge, net income would have been $63.5 million and EPS would have been $1.04. Includes 53rd week.
(b) Excludes after-tax charges of $5.4 million ($0.09 per share) related to management changes and refocused operating priorities. Including the effects of charges, net income would have been $59.0 million and EPS would have been $1.02.
(c) Excludes after-tax charges of $24.5 million ($0.43 per share) related to store closures, disposition of Carmine Giardini's and accrual for a proposed settlement of litigation. Including the effects of charges, net income would have been $49.2 million and EPS would have been $0.87. Includes 53rd week.
(d) Excludes after-tax charge of $3.3 million ($0.06 per share) related to settlement of litigation. Including the effects of the charge, net income would have been $13.3 million and EPS would have been $2.25.
(e) Diluted EPS history does not reflect restatement related to adoption of EITF 04-8 - Effect of Contingently Convertible Instruments on Diluted EPS.

The Company's strong balance sheet, including a high proportion of owned properties, and conservative leverage position provides financial flexibility and liquidity.


                      Consolidated Balance Sheet Highlights

($Millions)

(Derived from Audited Financials)      2000      2001      2002      2003      2004
                                      ------    ------    ------    ------    ------
Total Assets                          1,335.1   1,213.0   1,263.8   1,326.3   1,434.9

Long Term Debt                          292.0     125.0     194.5     186.7     185.1
Total Stockholders' Equity              829.0     846.1     783.0     794.9     880.3
                                      -------   -------   -------   -------   -------
Total GAAP Capitalization             1,121.0     971.1     977.5     981.6   1,065.4

  Debt to Total Capitalization %        26.0%     12.9%     19.9%     19.0%     17.4%

(Non-Gaap Internal Measure, Unaudited)*
---------------------------------------
Balance Sheet Long-Term Debt           $292.0   $125.0     $194.5    $186.7    $185.1
Real Estate Operating Leases*            68.5    206.8      215.5     237.5     254.5
                                      -------   ------    -------   -------   -------
  Total Indebtedness                    360.5    331.8      410.0     424.2     439.6
Equity                                  829.0    846.1      783.0     794.9     880.3
                                      -------   ------    -------   -------   -------
Total Capitalization                 $1,189.5 $1,177.9   $1,193.0  $1,219.1  $1,319.9
  Total Indebtedness to Total
    Capitalization %                    30.3%    28.2%      34.4%     34.8%     33.3%
Memo:
        Owned Locations at Year End       441      386        391       400       419
        Leased Locations at Year End       53      126        150       176       192

* Capitalized for internal CBRL Group, Inc. capital structure measurement purposes at 8 times last 12 months rent expense, excluding shorter-term billboard rent (as disclosed in financial statement footnote) to approximate capitalized value of long-term lease obligations, since the Company believes inclusion provides a more complete reflection of long-term capital structure.


After funding its capital expenditure needs (purchase of property and equipment) and dividend payments from operating cash flow, the Company is a generator of free cash flow, which has been used primarily for significant share repurchases.


                       Consolidated Cash Flow Highlights

($millions)

  (Derived from Audited Financials)             2000      2001      2002      2003      2004
                                              --------  --------  --------  --------  --------
Cash flow from operating activities:
  Net Income                                    $59.0     $49.2     $91.8    $106.5    $113.3
  Depreciation and Amortization                  65.2      64.9      62.8      64.4      63.9
  Other cash provided by operating activities    37.8      33.8      41.7      69.7      23.2
                                              --------  --------  --------  --------  --------
Net cash provided by operating activities       162.0     147.9     196.3     240.6     200.4
                                              --------  --------  --------  --------  --------

  Purchase of property and equipment           (138.0)    (91.5)    (96.7)   (120.9)   (144.6)
  Dividends on common stock                      (0.7)     (1.2)     (1.2)     (1.1)    (16.2)
----------------------------------------------------------------------------------------------
"Free Cash Flow"*                                23.3      55.3      98.4     118.6      39.6
----------------------------------------------------------------------------------------------

  Net proceeds/(reductions) long-term debt      (22.7)   (167.2)     67.6     (13.1)     (7.1)
  --------------------------------------------------------------------------------------------
  Share repurchases                             (21.1)    (36.4)   (216.8)   (166.6)    (69.2)
  --------------------------------------------------------------------------------------------
  Proceeds from exercise of stock options/other  16.1     146.3      54.1      60.4      51.1

Net increase/(decrease) in cash and cash
  equivalents                                    (4.5)     (2.1)      3.3      (0.7)     14.4

Cash and cash equivalents, end of period        $13.9     $11.8     $15.1     $14.4     $28.8

* "Free Cash Flow" is a GAAP-derived measure used by CBRL Group, Inc. which calculates net cash generated by the business after purchase of property and equipment and payment of dividends.

    [See accompanying PDF file, pg.9 for Selected Cash Flow Components Chart and Share Repurchase History Chart]

                 [See accompanying PDF file, pg.10 for graph of
             Annual Returns on Invested Capital, Equity and Assets]


Notes and Reconciliations:
(a) Excludes after-tax charges of $5.4 million related to management changes and refocused operating priorities. Including the effects of charges, ROIC, ROE and ROA would have been 6.7%, 7.3% and 5.7%, respectively.
(b) Excludes after-tax charges of $24.5 million related to store closures, disposition of Carmine Giardini's and accrual for proposed settlement of litigation. Including the effects of charges, ROIC, ROE and ROA would have been 5.4%, 5.9% and 4.5%, respectively. Includes 53rd week.
(c) Excludes after-tax charge of $3.3 million related to settlement of litigation. Including the effects of charge, ROIC, ROE and ROA would have been 8.6%, 13.5% and 8.6%, respectively.
(d) Return on Invested Capital = After-Tax Operating Income /Average beginning and ending Long-Term Debt + Shareholders' Equity
(e) Return on Equity = Net Income/Average beginning and ending Shareholders' Equity
(f) Return on Assets = After-Tax Operating Income / Average beginning and ending Total Assets

See Appendix for reconciliation of non-GAAP financial disclosures


Holding Company Role and Objectives
-----------------------------------
The holding company's role is to maximize CBRL shareholder value through:

o Maximizing  the long-term  performance  of the  operating  businesses
  >> Guide development of  business unit strategies,  objectives and  management processes
  >> Provide management oversight and governance for  autonomous  business  unit operations
  >> Lead organizational development processes

o Optimal allocation of capital
  >> Develop and execute prudent capital structure strategies
  >> Develop  and  execute  strategies  for  investment of  shareholder  capital generated by the business through allocation of capital among business units and development of specific expectations for returns on new investment
  >> Develop and execute strategies for returning capital generated by the business to shareholders through share repurchases and dividends.

CBRL Group's management believes that execution of its current strategies focused on careful expansion and continuous incremental business improvements should enable the Company to continue to generate ample funds for expansion, dividend payments and share repurchases. More specifically, management's long-term corporate financial goals include:

o Low double-digit percentage total revenue growth driven by approximately 5% unit expansion at Cracker Barrel, 20% company-operated unit growth at Logan's by the end of FY 2005, and low to mid single-digit percentage increases in comparable store sales growth for both concepts
o Operating profit growth outpacing revenue growth fueled by operating leverage on higher sales, incremental improvements in product costs at Cracker Barrel, implementation of low-risk, industry-proven technologies and management processes, and continuous incremental operating improvements in both concepts
o Diluted net income per share growth of 15% per year, including the effect of share repurchases; excludes expected one-time effects of implementing changes to diluted net income per share calculations mandated by EITF 04-8 accounting treatment for the Company's contingently convertible debt
o Total indebtedness (including capitalized real estate operating leases) to total adjusted capital target ratio of 35%
o Investment grade credit rating maintained (currently BBB-/ Baa3 from Standard & Poor's and Moody's, respectively).

                 [Logo of Cracker Barrel Old Country Store (R)]


                         Expanding Our Leading Franchise

Financial Highlights

CRACKER BARREL OLD COUNTRY STORE


                                                            FY 2000      FY 2001    FY 2002    FY 2003    FY 2004
-----------------------------------------------------------------------------------------------------------------
Comparable Store Sales (Decrease)/Increase (Total) (1)       (0.1%)       3.8%        4.6%       0.3%      2.8%
-----------------------------------------------------------------------------------------------------------------
Comparable Store Sales Increase (Restaurant) (1)              0.6%        4.6%        5.3%       0.5%      2.0%
-----------------------------------------------------------------------------------------------------------------
Comparable Store Sales (Decrease)/Increase (Retail) (1)      (2.3%)       1.1%        2.3%      (0.4%)     5.3%
-----------------------------------------------------------------------------------------------------------------
Comparable Stores (1)                                         326          376        414        430       445
-----------------------------------------------------------------------------------------------------------------
Total Operating Weeks                                        21,676      23,049      23,187     24,308    25,501
-----------------------------------------------------------------------------------------------------------------
Average Unit Volumes ($000's) Total (2)                      3,800        3,919      4,105      4,115      4,202
-----------------------------------------------------------------------------------------------------------------
Average Unit Volumes ($000's) Restaurant (2)                 2,871        2,989      3,152      3,166      3,210
-----------------------------------------------------------------------------------------------------------------
Average Unit Volumes ($000's) Retail (2)                      929          930        953        949        992
-----------------------------------------------------------------------------------------------------------------
Average Check per Person (Comparable Restaurant)             $6.99        $7.19      $7.39      $7.54      $7.68
-----------------------------------------------------------------------------------------------------------------
Average Daily Traffic (Restaurant) (3)                       1,128        1,142      1,172      1,154      1,148
-----------------------------------------------------------------------------------------------------------------
Breakfast Sales as % of Total Restaurant Sales               21.8%        21.2%      21.3%      21.6%      21.8%
-----------------------------------------------------------------------------------------------------------------
Lunch Sales as % of Total Restaurant Sales                   35.5%        36.0%      36.1%      36.5%      36.3%
-----------------------------------------------------------------------------------------------------------------
Dinner Sales as % of Total Restaurant Sales                  42.7%        42.8%      42.6%      41.9%      41.9%
-----------------------------------------------------------------------------------------------------------------
Retail Sales as % of Total Sales                             24.5%        23.7%      23.2%      23.1%      23.6%
-----------------------------------------------------------------------------------------------------------------
Average Sales per Square Foot (Retail) (4)                    $442        $443        $454       $452      $472
-----------------------------------------------------------------------------------------------------------------
Average Sales of Top 10% of Comp Stores ($000's)(5)          $5,281      $5,580      $5,655     $5,604    $5,698
-----------------------------------------------------------------------------------------------------------------
Hourly Turnover Rate (6)                                      161%        151%        128%       113%      113%
-----------------------------------------------------------------------------------------------------------------
Managerial Turnover Rate (7)                                 31.8%        25.2%      22.6%      22.9%      22.5%
-----------------------------------------------------------------------------------------------------------------


(1) Comparable stores are those open at least 18 months at the beginning of the year
(2) AUV = Sales / Operating Weeks x 52
(3) AUV / Check / 364
(4) Average unit retail sales / 2,100 square feet of retail selling space per store
(5) Average total sales for top 10% of comparable store group each year ranked by total sales volume
(6) Total hourly store employees terminating employment / 12-month average total hourly store employees
(7) Total store managers terminating employment / 12-month average total store managers

See Appendix for reconciliation to GAAP financials

                 Description of Cracker Barrel Old Country Store
                 -----------------------------------------------

Over its 35-year history, Cracker Barrel Old Country Store(R) ("Cracker Barrel") has become one of the most recognized and highly differentiated brands in the restaurant industry with a dominant position along the interstate highway system. Cracker Barrel represents by far the largest component of CBRL's business, accounting for 86.5% of total revenue in FY 2004.

Each Cracker Barrel location features an old country store style building decorated with authentic antiques and country furnishings as well as nostalgic items reminiscent of and similar to those found and sold in days gone by. Cracker Barrel locations are highly complex operations integrating a high volume, high table-turn restaurant with a successful retail shop. The retail shop alone generated nearly half a billion dollars in systemwide sales in FY 2004 by catering to the needs of a "captive" base of restaurant guests.

The restaurants offer home-style country cooking featuring Cracker Barrel's own recipes emphasizing authenticity and quality. The menu features made-from-scratch products prepared from high-quality ingredients at affordable prices, and the popular breakfast menu is served all day long. In addition, Cracker Barrel periodically features off-menu specials to enhance customer interest and identify potential future additions to the menu. In 2004, Cracker Barrel introduced a new menu which included daily dinner features priced at only $7.99 that showcase a popular dinner entree for each day of the week. The new menu also introduced a low-carbohydrate section in both its breakfast and lunch/dinner menus.

The Company believes that the combination of restaurant and retail provides an important source of differentiation for the Cracker Barrel brand. The retail shop, which occupies approximately 2,100 square feet of merchandise selling space, provides a place for restaurant guests to wait and an opportunity for Cracker Barrel to add sales while guests wait, similar to the bar/waiting area at a casual dining restaurant. Most retail customers are also restaurant guests, with less than 0.5% of retail sales made to "destination" shoppers who are not using the restaurant. Each retail shop has 2,500-3,000 SKU's on display, including a mix of year-round and seasonal products. The Company has been expanding its merchandise lines to include more impulse-oriented products at lower average price points. Management believes Cracker Barrel's annual sales average of $472 per square foot of retail selling space compares favorably to other specialty retailers. With an average of between 1,100 and 1,200 dining guests per day being served in each Cracker Barrel store, the Company's goal is to build retail sales as a percentage of total sales by increasing the frequency of purchase by this "captive audience."

Leveraging its dominant interstate presence, Cracker Barrel uses outdoor advertising as its primary advertising medium to reach travelers and tourists as well as local customers on the highway. Cracker Barrel is the second-largest user of billboards for restaurant companies in the country and is in the top 10 of billboard users overall. Outdoor advertising represents about 60% of advertising expenditures. The Company also uses other types of media, including radio and print, to increase brand awareness and build brand loyalty.

Sales Highlights


           [See accompanying PDF file, pg.15 for graphs of Comparable
                   Restaurant Sales & Comparable Retail Sales]

                 [See accompanying PDF file, pg.16 for graph of
                       Retail Sales per Restaurant Guest]


Cracker Barrel Recognized As Consumer Favorite
----------------------------------------------

Cracker Barrel has been consistently recognized as a consumer favorite, receiving awards for customer satisfaction and quality including:

o "Best in Family Dining" by Restaurants and Institutions Magazine - 14 consecutive years; topped survey in overall score and five of eight family dining categories: menu variety, value, service, atmosphere and good reputation; second in cleanliness and food quality and third in convenience
o "Highest Overall Satisfaction Among Family Restaurants" (2004) - J.D. Power & Associates initial survey of customer satisfaction in the restaurant industry
o    "Chain  of the  Year"  (2003)  by  Restaurant  Hospitality  Magazine
o    "Best Restaurant  Chain" by Destinations Magazine  - 10  consecutive  years
o "Best Restaurant for Tour Groups" by American Bus Association - 10 consecutive years
o "Welcome Mat Award as Best Restaurant in America" by the Good Sam Club - 3 consecutive years

Cracker Barrel has been successful generating comparatively high levels of trial among consumers who are aware of the brand, even though Cracker Barrel spends significantly less on advertising than many of its casual and family dining peers. In addition, Cracker Barrel has a very high ratio of converting triers into current users. These facts demonstrate the strong appeal of the Cracker Barrel brand.

Another testament to the popularity of the concept is the fact that in 35 years of operation and with over 500 openings, only eight locations have been closed because of poor sales prospects without being relocated within the same general market area. Another location was not rebuilt after being destroyed by a tornado.

                 [See accompanying PDF file, pg.17 for charts on
                    Consumer Choice and Consumer Conversion]

       [See accompanying PDF file, pg.18 for chart on Consumer Conversion]


Development Plans
-----------------

Cracker Barrel's locations are concentrated in the Southeast and Midwest, which are considered its core markets. The Company's current new store development is focused in these markets and reflects a strategy to increase its dominant presence along the interstates. Current plans are to expand the number of Cracker Barrel stores by approximately 5% annually. We presently believe there is the potential to expand in the future to more than 1,000 Cracker Barrel locations without development of the West Coast, which the Company has yet to evaluate. The Company has implemented a limited land banking strategy to help secure high demand, premium sites in support of its moderate growth plans.

Cracker Barrel's management uses a rigorous process to approve potential new store sites for construction. Detailed information about a proposed site and the market surrounding it is gathered and evaluated. A proprietary site selection model has been developed for Cracker Barrel based on the performance of existing Cracker Barrel stores, and inputs for the model are updated annually. The Company develops and uses an internal-rate-of-return hurdle to evaluate discounted cash flow expectations for each site. The Company has a real estate committee, consisting of executives from the primary functional areas and the holding company that meets, discusses and approves each new site before it is acquired. Several key members of the committee also visit new sites as part of the process for projecting sales before approval.

        [See accompanying PDF file, pg.19 for map of store locations and chart of Real Estate Development Annual Unit Growth]

                        Focused Real Estate Development
                              Build-Out Potential

                                        Interstate   Off Interstate   Destination   TOTAL
A) Year-End FY 2004 Store Count            439            50               15        504
-----------------------------------------------------------------------------------------
  New Store Development
  ---------------------
  Core Markets                             122           106                3        231
  Development Markets                      162           101                9        272
                                        -------------------------------------------------
B) Total New Store Potential               284           207               12        503
-----------------------------------------------------------------------------------------
TOTAL BUILD-OUT POTENTIAL*                 723           257               27      1,007
                                        =================================================

* As of 6/25/04


Unit Economics
--------------

The current Cracker Barrel store prototype is approximately 10,000 square feet including approximately 2,100 square feet of retail gift shop selling space. The prototype has 194 seats in the restaurant. Based on recent and projected new store development, the average cost for approximately 2.5 acres of land for an average purchased site for a new Cracker Barrel store is expected to be approximately $900,000 (and generally expected to range between less than $600,000 to $1.3 million). Development costs of a new restaurant are expected to be approximately $2,450,000, including furniture, fixtures and equipment of approximately $630,000. Individual site costs, however, can vary materially from these estimates depending on local real estate, site and construction conditions (and generally are expected to range between $2.1 million and $3.0 million, excluding land). In addition, approximately $315,000 is budgeted for pre-opening expenses. The Company typically projects that a new Cracker Barrel store will generate annual sales of approximately $4,100,000 to $4,200,000 and mature store direct operating cash flow margin of approximately 20% of sales (see the Appendix for reconciliation to a comparable GAAP measure). There are many uncertainties in projecting new store investment and operating performance, and there can be no assurance that actual results, either individually or in the aggregate, will achieve projected results. The Company's plans reflect a higher percentage of purchased land than leased land for the near future.

Cracker Barrel believes it has another unique strength in the inherent timelessness of its concept. Because it is intended to evoke memories of a time gone by and an old country store, the facility does not need periodic remodels to refreshen or update the concept that are typically necessary with some restaurant concepts. In recent years, less than $35 million of repair and replacement capital expenditures has been needed annually.

The prototype can handle a very high level of guest traffic. Although Cracker Barrel's guest traffic is among the highest in our industry, at 1,100 to 1,200 guests on average per day, the top 10% of stores have more than 35% higher sales than an average store. Additionally, the highest volume unit in FY 2004 had restaurant sales nearly 70% above an average store, all with substantially similar kitchens and dining room facilities.

Cracker Barrel Guest Profile
----------------------------

Guest occasions at Cracker Barrel tend to skew towards guests that visit at least once per month, and more than 40% of visits are travel-related, especially among lighter frequency users. Compared with all full-service guests in the restaurant industry, Cracker Barrel's guests tend to have higher education and income levels.


                 [See accompanying PDF file, pg.21 for chart on
                           Cracker Barrel Guest Usage]


                          Cracker Barrel Guest Profile


                                          All Full      Cracker Barrel
                                       Service Guests       Guests
--------------------------------------------------------------------------------
Average Age (Years)                          47               48
  % Ages 35-49                               27%              26%
  % Ages 50-64                               25%              27%

Average Household Income ($000's)           $46              $48

% With At Least College Degree               39%              41%

% With Children                              35%              31%
--------------------------------------------------------------------------------
Source: FY 2004 Cracker Barrel Awareness & Usage Study

Training and Development Focus
------------------------------

Cracker Barrel views training and development of employees at all levels as a critical investment to ensure successful execution of its complex and demanding store operations. Hourly training and development is particularly important. The Company's hourly PAR (Personal Achievement Responsibility) program is central to its efforts to train and motivate hourly store employees. The PAR program, which has been in use since the late 1970's, has four achievement levels within each skill-position, with testing at each level to develop and document increasing proficiency in skills. The opportunity to advance through the levels is coupled with the opportunity to increase wages and qualify for additional healthcare benefits, and ultimately upon reaching PAR IV (the highest level) employees qualify for the same healthcare benefits as company executives. The Company believes that a core of experienced hourly employees, especially PAR IV employees, is critical to consistent execution of store operations. The Company's annualized turnover among PAR IV employees was only 26% in FY 2004. To facilitate training in its stores, Cracker Barrel has an Employee Training Coordinator in each store whose role is dedicated to training hourly store employees. A typical store also has a dedicated training center. The Company's annualized turnover rate for all hourly store employees has been falling over the past five years from 161% in FY 2000 to 113% in FY 2004.

Retail Distribution Center
--------------------------

Cracker Barrel has a single distribution center for its retail products located in Lebanon, TN that serves each of its more than 500 stores with one delivery per week. Approximately 70% of Cracker Barrel's retail products are vendor stocked and not distributed through the distribution center. The distribution center is currently 381,000 square feet and could be expanded by another 100,000 feet to meet the needs of a growing store base. The distribution center's inventory system receives store replenishment orders automatically, and state-of-the-art picking systems direct order fulfillment. Other facts about the distribution center include:

o Our third-party carrier operates a dedicated fleet of 45 tractors and 90 trailers making deliveries, serving approximately 100 routes per week and approximately 20% more during peak season
o 6.8 million miles driven annually for deliveries and in support of inbound vendor shipments
o    Many trailers with Cracker Barrel logo, which are like moving billboards
o    Record pick 3.0 million  pieces in a week  during  October  2003
o Upgraded sorter system being implemented with potential to more than double carton throughput capacity.


Bonus Plans
-----------

Cracker Barrel has incentive compensation plans to focus store management on achievement of financial objectives. The primary components of store management plans are directly linked to improvements in sales and operating performance. The Company awards 10% of store operating income, as defined, to the management team to foster an ownership mindset. In addition, performance bonuses are awarded for achievement of improved sales versus prior year and for reaching food and labor targets. Cracker Barrel believes that a strong variable pay component is important to attracting and retaining strong store management, and the Company targets 40% or more of total cash compensation for general managers and key field leaders to be comprised of variable pay components. Multi-unit supervision and regional vice presidents also receive incentive compensation based on performance of their units.

Corporate management incentive compensation plans are linked directly to achievement of Company financial targets including sales, return on invested capital, operating income and operating margins. In addition, the Company has long-term incentive plans for officers and has adopted share ownership guidelines for certain senior officers.

Operating Improvement and Margin Expansion Opportunities

Cracker Barrel management believes the Company has a number of key opportunities to improve operating performance, expand operating margins, and improve returns on invested capital. As Cracker Barrel management works toward its objective of continuous incremental improvement in returns on invested capital, it believes that expansion of operating margins will be a key component. Cracker Barrel plans to focus on continuous incremental improvement in operating margins and strategic implementation of processes and technologies that have been proven in the restaurant and retail industries but not historically utilized at Cracker Barrel. Management currently believes its key opportunities include:

o Ongoing product purchasing initiatives designed to optimize the number of product vendors, leverage purchasing volume, minimize logistics and packaging costs, and expand bid processes while maintaining or increasing the quality of products
o Leveraging food-cost management systems for production planning and item level waste reporting to reduce food waste
o Testing, evaluation and implementation of retail initiatives designed to increase retail operations' interaction with guests, improve product placement and presentation strategies and improve traffic flow of guests through the retail shop
o    Increasing  retail  sales  as a  percent  of total  sales  by  implementing merchandising and retail operations strategies designed to increase frequency of retail purchases by restaurant guests
o Testing, evaluation and implementation of restaurant design and process re-engineering initiatives designed to decrease wait and service times, improve food quality and consistency and increase operating efficiency
o    Management  of  near-term   pressures  in  the  commodity   markets,   with
     approximately 67% of food purchases contracted for FY 2005 as of October 2004 and an expectation for additional contracting to be completed
o Ongoing improvements in hourly store employee scheduling coupled with wage administration initiatives to moderate average hourly restaurant wage inflation (non-tipped hourly restaurant wages increased only 0.3% in the fourth quarter of FY 2004)
o Prudent use of pricing power from a strong brand position to offset cost inflation effectively
o    Leveraging of comparable store sales increases.


Cracker Barrel Summary

o Highly differentiated brand with a unique country-cooking theme and country store retail shop
o High guest traffic, and retail sales from a captive traffic flow of restaurant guests
o    72% of locations owned (versus leased) as of the end of FY 2004
o Generated strong cash flow from operations in excess of capital expenditure needs, with relatively modest capital expenditure needs for maintenance and replacement
o Moderate annual unit growth rate of approximately 5%; identified potential to double the size of the system
o Objectives of continuous incremental improvement in expanding operating margins and returns on invested capital through application of proven industry techniques and practices and by leveraging the growth of retail

                         [Logo of Logan's Roadhouse (R)]


                           Emerging Growth Opportunity

Financial Highlights

LOGAN'S ROADHOUSE


                                                        FY 2000     FY 2001     FY 2002     FY 2003     FY 2004
---------------------------------------------------------------------------------------------------------------
Comparable Store Sales Increase/(Decrease)(1)             3.2%      (1.1%)       2.4%        0.0%        4.8%
---------------------------------------------------------------------------------------------------------------
Comparable Stores (1)                                      25         40          59          71          83
---------------------------------------------------------------------------------------------------------------
Operating Weeks                                          3,165       3,906       4,238       4,792       5,353
---------------------------------------------------------------------------------------------------------------
Average Unit Volumes ($000) (2)                          $2,929     $2,856      $2,945      $2,965      $3,094
---------------------------------------------------------------------------------------------------------------
Average Check per Person (Comparable Restaurants)        $11.25     $11.40      $11.41      $11.61      $11.85
---------------------------------------------------------------------------------------------------------------
Average Daily Traffic (3)                                 717         690         711         703         719
---------------------------------------------------------------------------------------------------------------
Lunch Sales as % of Total Sales                          33.0%       33.6%       33.9%       34.9%       35.1%
---------------------------------------------------------------------------------------------------------------
Dinner Sales as % of Total Sales                         67.0%       66.4%       66.1%       65.1%       64.9%
---------------------------------------------------------------------------------------------------------------
Alcohol Sales as % of Total Sales                        10.0%       9.5%        9.1%        8.7%        8.4%
---------------------------------------------------------------------------------------------------------------
Average Sales of Top 10% of Comparable Stores(4)         $4,186     $4,003      $3,906      $3,864      $4,112
---------------------------------------------------------------------------------------------------------------
Hourly Turnover Rate(5)                                   144%       164%        138%        105%        104%
---------------------------------------------------------------------------------------------------------------
Managerial Turnover Rate(6)                              27.1%       27.1%       23.2%       18.4%       20.4%
---------------------------------------------------------------------------------------------------------------

(1) Comparable stores are those open at least 18 months at the beginning of the year
(2) AUV = Sales / Operating Weeks x 52
(3) AUV / Check / 363
(4) Average total sales for top 10% of comparable store group each year ranked by total sales volume
(5) Total hourly restaurant employees terminating employment / 12 month average total hourly restaurant employees
(6) Total restaurant managers terminating employment / 12 month average total restaurant managers

See Appendix for reconciliation to GAAP financials

Description of Logan's Roadhouse
--------------------------------

Founded in 1991, Logan's Roadhouse(R) ("Logan's") was acquired by CBRL in 1999. Positioned in the roadhouse segment of the expanding casual dining industry, Logan's provides an emerging growth opportunity for CBRL with upside potential and sustained near-term 20% annual unit growth planned.

The Logan's concept is designed to appeal to a broad range of customers by offering generous portions of moderately-priced, high quality food in a very casual dining environment that is lively and entertaining. Logan's menu features steaks, ribs, chicken, and seafood dishes in a distinctive atmosphere. Logan's restaurants are generally constructed of rough-hewn cedar siding with bands of corrugated metal outlined in red neon. Interiors are decorated with murals and other artifacts depicting scenes or billboard advertisements reminiscent of American roadhouses of the 1930s and 1940s. The menu emphasizes extra-aged, hand-cut on-premises USDA choice steaks and signature dishes such as baked sweet potatoes and made-from-scratch yeast rolls. The relaxed and fun atmosphere is enhanced by display cooking of grilled items, an old-fashioned meat counter and buckets of complimentary roasted in-shell peanuts on every table, which guests are encouraged to enjoy and let the shells fall on the floor. Logan's also serves alcoholic beverages, which represented less than 9% of sales in FY 2004.

A new leadership team was formed at Logan's during FY 2004, combining experienced leaders from outside the company with key leaders from the existing Logan's management team. The focus of the leadership team has been to enhance operational execution, sharpen the brand positioning, enhance the menu with new, "kickin" product offerings and develop a new restaurant prototype. Logan's has also been preparing for an increased rate of new unit growth, with plans to achieve a 20% annual growth rate by the end of FY 2005.

Logan's has a small base of franchised units, consisting of 20 locations in four states. Growth is anticipated to continue from the existing franchisees, and there is the potential for franchisees in new markets in the future.


       [See accompanying PDF file, pg.26 for Comparable Store Sales chart]

Leadership Team
---------------

During FY 2004, a new leadership team was formed for Logan's. Tom Vogel, who joined Logan's as president in August FY 2004, brought a strong background in casual dining with experience in operations, marketing and concept development. He worked to combine key operations and support leaders already at Logan's with experienced casual dining executives from outside the company that added expertise in other important functional areas. Key additions to the team included leaders for real estate and concept development, human resources, financial analysis, and the Company's first-ever senior director of food and beverage. In late FY 2004, Logan's also announced its partnership with a new advertising agency of record, which will partner with Logan's to develop creative and advertising strategies to strengthen the Logan's brand.

Development Plans
-----------------

Logan's company-operated locations are concentrated in the South and Midwest, and there is one franchisee operating primarily in the Carolinas and one franchisee in California. Logan's growth plans focus on building new restaurants to backfill existing markets, increasing operational and marketing efficiencies and growing brand awareness. Following a period of more modest expansion as the leadership team focused on operational execution and brand sharpening, Logan's is increasing the unit growth rate with the goal of achieving 20% annual unit growth by the end of FY 2005. The Company believes that the use of advertising is an important strategic element of its growth plans, and Logan's expects to be media efficient in approximately half of its restaurants by the end of FY 2005, and increasing that proportion in future years.

Logan's is developing a new restaurant prototype that highlights the brand elements developed under the brand positioning initiatives. The new prototype, which is also expected to be more flexible primarily by reducing building frontage and increasing kitchen layout efficiency, is planned to be tested late in FY 2005 or early FY 2006 for use in the latter part of FY 2006 for all new units. In the interim, Logan's will continue to use the existing prototype to expand the Logan's system to meet the strategic objectives of building brand awareness and marketing efficiencies in existing markets. Logan's believes that the existing prototype can be readily adapted to incorporate key brand elements of the new prototype, and Logan's plans to test reimaging packages to introduce these elements into the existing restaurant base.

Logan's management uses a rigorous process to approve potential new sites, reflecting many of the best practices developed for Cracker Barrel. Detailed information about a proposed site and the market surrounding it is gathered and evaluated. The Company develops and uses an internal-rate-of-return hurdle to evaluate discounted cash flow expectations for each site. Logan's has a real estate committee, consisting of executives from the primary functional areas and the holding company, who meet, discuss and approve each new site before it is acquired. Several key members of the committee also visit new sites as part of the process for projecting sales before approval.

              [See accompanying PDF file, pg.28 for map of Company
            Owned/Franchised Locations and Annual Unit Growth chart]

Unit Economics
--------------

The current Logan's restaurant prototype is approximately 8,000 square feet with 286 seats, including 24 seats at the bar. Based on recent and projected new store development, the average cost for approximately 1.5 acres of land for an average purchased site for a new Logan's is expected to be approximately $1,050,000 (and generally expected to range between less than $900,000 to $1.2 million). Development costs of a new restaurant are expected to be approximately $2,050,000, including furniture, fixtures and equipment of approximately
$550,000. Individual site costs, however, can vary materially from these estimates depending on local real estate, site and construction conditions (and generally are expected to range between $1.9 million and $2.1 million excluding land). In addition, pre-opening expenses of approximately $145,000 are budgeted. The Company typically projects annual sales for a new Logan's restaurant of approximately $3,000,000 to $3,100,000 and mature store operating cash flow margin of approximately 22% of sales (see the Appendix for reconciliation to a comparable GAAP measure). There are many uncertainties in projecting new store investment and operating performance, and there can be no assurance that actual results, either individually or in the aggregate, will achieve projected results. A new Logan's prototype is under development with an initial opening expected late in fiscal 2005 or early in fiscal 2006. Regular openings of the new prototype are expected to begin during fiscal 2006, and sales and cost estimates could vary in future months as the Company constructs and evaluates units using the new prototype and its possible derivations. The Company plans a higher percentage of leased land than purchased land for the near future.


Logan's Guest Profile
---------------------

Logan's guest profile reflects a concentration of frequent users who visit Logan's twice a month or more. Annual household incomes for Logan's guests are primarily between $30,000 and $75,000, and there is a significant segment of the customer base that describes itself as blue collar, particularly among frequent users. With a comparably low average dinner check, Logan's is positioned as an affordable, steakhouse for every day of the week with high quality, high appeal offerings.


         [See accompanying PDF file, pg.29 for Value Proposition Chart]

Bonus Plans

Logan's has  incentive  compensation  plans to focus  restaurant  management  on achievement of financial objectives. The primary components of restaurant management plans are linked directly to achievement of sales and operating performance targets. Logan's plan is balanced between awards for achievement of sales and operating income targets and food and hourly labor management standards. Annual special awards are made for performance above sales and operating income targets. Logan's believes that a significant variable pay component provides an important incentive for achieving company objectives and for attracting and retaining strong restaurant management. Multi-unit supervision positions and regional vice presidents also receive incentive compensations based on performance of their units.

Corporate management incentive compensation plans are linked directly to achievement of Company financial targets. In addition, the Company has long-term incentive plans for key officers and has adopted share ownership guidelines for certain senior officers.


Growth Opportunities
--------------------

CBRL and Logan's management believe that Logan's has an opportunity to contribute significantly to growth in CBRL's revenue and operating profits over time through expansion and successful execution of Logan's brand strategies. Management believes the key opportunities for growth include:

o Growth in comparable store sales through an ongoing operational execution focus, implementation of marketing and advertising strategies, and menu and product development initiatives
o    20% annual unit growth rate by the end of FY 2005
o Enhanced alcohol offerings to build alcohol sales responsibly, building on the introduction of Happy Hour, development of new signature drinks and the use of long neck beers as a key element of the brand image
o Long-term incremental margin improvements from leveraging sales growth and realizing other identified operating efficiencies which are expected to be partly offset in the near-term by continued pressure in the beef markets and over time by an increase in advertising spending
o Growth from franchised operations as existing franchisees continue to open new units and, potentially, through the addition of franchisees in new markets in the future.


Logan's Summary
---------------

o Well-positioned roadhouse concept with broad appeal and significant growth potential in the casual dining segment
o    New leadership team implementing brand strengthening strategies
o Annual unit growth rate increasing to 20% by the end of FY 2005; focus on backfilling markets to build operating and marketing efficiencies
o    New prototype  development underway for testing late in FY 2005 or early FY
     2006
o Objectives of sustained expansion and improved returns on invested capital through leveraging comparable store sales growth, achieving increased unit growth rate, managing near-term commodity market pressures and evolving business model to provide strong marketing and advertising support for the brand

CBRL Group, Inc.
Table: Selected Financial Data
(in thousands, except per share data and percentages)


       Fiscal Years Ended        July 28     FY 2000      August 3     FY 2001      August 2     August 1     July 30     FY 2004
                                   2000      Proforma       2001       Proforma       2002         2003         2004      Proforma
                                               (a)                     (b) (c)                                              (d)
------------------------------------------------------------------------------------------------------------------------------------
Operating Statement Highlights
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                   $1,777,119   $1,777,119   $1,967,998   $1,967,998   $2,071,784   $2,198,182   $2,380,947  $2,380,947
------------------------------------------------------------------------------------------------------------------------------------
Store operating income             218,252      224,066      213,607      235,752      264,452      295,967      311,625     311,625
------------------------------------------------------------------------------------------------------------------------------------
    % of Total Revenue               12.3%        12.6%        10.8%        12.0%        12.8%        13.5%        13.1%       13.1%
------------------------------------------------------------------------------------------------------------------------------------
General and administrative         95,289        92,511      102,541      102,051      115,152      121,886      126,489     121,279
------------------------------------------------------------------------------------------------------------------------------------
    % of Total Revenue               5.4%          5.2%         5.2%         5.2%         5.6%         5.6%         5.3%        5.1%
------------------------------------------------------------------------------------------------------------------------------------
Amortization of goodwill            3,994         3,994       14,370        3,942           --           --          --           --
------------------------------------------------------------------------------------------------------------------------------------
Operating income                  118,969       127,561       96,696      129,759      149,300      174,081      185,136     190,346
------------------------------------------------------------------------------------------------------------------------------------
     % of Total Revenue              6.7%          7.2%         4.9%         6.6%         7.2%         7.9%         7.8%        8.0%
------------------------------------------------------------------------------------------------------------------------------------
Interest expense, net              24,264        24,264       12,232       12,232        6,769        8,819        8,439       8,439
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes         94,705       103,297       84,464      117,527      142,531      165,262      176,697     181,907
------------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes         35,707        38,947       35,283       43,873       50,742       58,733       63,435      65,305
------------------------------------------------------------------------------------------------------------------------------------
Net income                        $58,998       $64,350      $49,181      $73,654      $91,789     $106,529     $113,262    $116,602
------------------------------------------------------------------------------------------------------------------------------------
Net income per diluted share (e)    $1.02         $1.11        $0.87        $1.30        $1.64        $2.09        $2.25       $2.31
------------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average shares
      shares outstanding           58,041                     56,799                    56,091       50,998       50,370
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared per share        $0.01                      $0.02                     $0.02        $0.02        $0.33
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Highlights
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents         $13,865                    $11,807                   $15,074      $14,389      $28,775
------------------------------------------------------------------------------------------------------------------------------------
Working capital                   (25,079)                   (37,049)                  (54,245)     (70,655)     (43,742)
------------------------------------------------------------------------------------------------------------------------------------
Total assets                    1,335,101                  1,212,955                 1,263,831    1,326,323    1,434,862
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt                    292,000                    125,000                   194,476      186,730      185,138
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                 506,131                    366,847                   480,837      531,427      554,615
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity              828,970                    846,108                   782,994      794,896      880,247
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Cash Flow Highlights
------------------------------------------------------------------------------------------------------------------------------------
Cash Provided by Operating       $160,247                   $147,859                  $196,277     $240,586     $200,365
Activities
------------------------------------------------------------------------------------------------------------------------------------
Purchase of Property and          138,032                     91,439                    96,692      120,921      144,611
Equipment
------------------------------------------------------------------------------------------------------------------------------------
Share Repurchases                  21,104                     36,444                   216,834      166,632       69,206
------------------------------------------------------------------------------------------------------------------------------------
Proceeds from Exercise of
    Stock Options                     530                      5,155                    53,103       59,649       50,210
------------------------------------------------------------------------------------------------------------------------------------
Return Highlights
------------------------------------------------------------------------------------------------------------------------------------
Return on Invested Capital (f)       6.7%          7.1%         5.8%         7.8%         9.9%        11.5%        11.6%       11.9%
------------------------------------------------------------------------------------------------------------------------------------
Return on Equity (g)                 7.3%          7.9%         5.9%         8.8%        11.3%        13.5%        13.5%       13.9%
------------------------------------------------------------------------------------------------------------------------------------
Return on Assets (h)                 5.7%          6.1%         4.8%         6.4%         7.8%         8.7%         8.6%        8.8%
------------------------------------------------------------------------------------------------------------------------------------

See Appendix for reconciliation to GAAP financial disclosures

(a) The Company recorded charges of $8,592 before taxes, principally as a result of management changes and the resulting refocused operating priorities. Before the effect of these charges, net income would have been $64,350 and diluted net earnings per share would have been $1.11.
(b) The Company recorded charges of $33,063 before taxes, principally as a result of exiting its Carmine Giardini's business, closing four Cracker Barrels and three Logan's Roadhouse units, and accruing for the proposed settlement of litigation. Before the effect of these charges, net income would have been $73,654 and diluted net earnings per share would have been $1.30.
(c) The Company's fiscal year ends on the Friday nearest July 31st and each quarter consists of 13 weeks unless noted otherwise. The Company's fiscal year ended August 3, 2001 consisted of 53 weeks and the fourth quarter of fiscal 2001 consisted of 14 weeks.
(d) The Company recorded a charge of $5,210 before taxes in general and administrative expense related to a settlement of litigation. Before the effect of this charge, net income would have been $116,602 and diluted net earnings per share would have been $2.31.
(e) Diluted net income per share not restated to reflect adoption of EITF -04-8 (Effect of Contingently Convertible Instruments on Diluted EPS)
(f) Return on Invested Capital = After-Tax Operating Income / Average beginning and ending Long-Term Debt + Shareholders' Equity
(g) Return on Equity = Net Income / Average beginning and ending Shareholders' Equity
(h) Return on Assets = After-tax Operating Income / Average beginning and ending Total Assets

                                    APPENDIX

Reconciliation of non-GAAP financials to GAAP disclosures
---------------------------------------------------------

Effects of Charges
------------------

As reported in the Company's annual consolidated financial statements, the Company has taken certain charges to earnings. Since these charges were considered infrequent in nature and related to changes undertaken as part of changes in focus and priorities, or to settle long-standing litigation, the Company is showing net income and diluted net income per share results excluding the effects of these charges to improve the comparability of year-to-year results. Reconciliation for the effect of charges on each of the GAAP financial disclosures to the non-GAAP financials used in this supplemental analysis is shown below, and more detail of these charges may be found in the consolidated financial statements of the Company for the respective years.

FY 1996 Charges
---------------

In FY 1996, the Company incurred charges related to the closure of three Cracker Barrel stores and discontinuance of the Cracker Barrel Corner Market concept. The charges totaled $14.2 million before taxes and $8.8 million after the effect of income taxes.

($ millions)                       Net Income       Diluted Net Income Per Share
                                   ----------       ----------------------------
GAAP Financial Disclosure            $63.5                     $1.04
Add back effect of Charges             8.8                     $0.15
                                    ------                     -----
Non-GAAP Financial Measure           $72.3                     $1.19

FY 2000 Charges
---------------

In FY 2000, the Company incurred charges related to management changes and refocused operating priorities. Charges totaled $8.6 million before taxes and $5.4 million after the effect of income taxes.

($ millions)                       Net Income       Diluted Net Income Per Share
                                   ----------       ----------------------------
GAAP Financial Disclosure            $59.0                   $1.02
Add back effect of Charges             5.4                   $0.09
                                    ------                   -----
Non-GAAP Financial Measure           $64.4                   $1.11

FY 2001 Charges
---------------

In FY 2001, the Company incurred charges related to discontinuance of its Carmine Giardini's Gourmet Market business as well as the closure of four Cracker Barrel stores and three Logan's Roadhouse restaurants, and an accrual for proposed settlement of litigation. Charges totaled $33.1 million before taxes and $24.5 million after the effect of income taxes.

($ millions)                   Net Income           Diluted Net Income Per Share
                               ----------           ----------------------------
GAAP Financial Disclosure         $49.2                        $0.87
Add back effect of Charges         24.5                        $0.43
                                  -----                        -----
Non-GAAP Financial Measure        $73.7                        $1.30

FY 2004 Charges
---------------

In FY 2004, the Company incurred a charge related to a settlement of certain lawsuits against the Company's Cracker Barrel subsidiary. The charge totaled $5.2 million before taxes and $3.3 million after the effect of income taxes.

($ millions)                   Net Income           Diluted Net Income Per Share
                               ----------           ----------------------------
GAAP Financial Disclosure        $113.3                       $2.25
Add back effect of Charges          3.3                       $0.06
                                 ------                       -----
Non-GAAP Financial Measure       $116.6                       $2.31

Total "Indebtedtness" to Total Capitalization
---------------------------------------------
The Company uses a non-GAAP measure of indebtedness to total capital for internal purposes. Since many companies in the restaurant and retail industry make significant use of real estate operating leases to finance land for locations, the Company believes that use of a measure that reflects these obligations provides a more complete representation of the Company's indebtedness as a target for its capital structure. Reconciliation to the GAAP-derived Total Debt to Total Capitalization ratio is provided below.


($ millions)
GAAP-Derived Financial                                    FY 00       FY 01       FY 02       FY 03        FY 04
-----------------------                                   -----       -----       -----       -----        -----
Balance Sheet Long-Term Debt                             $292.0      $125.0      $194.5      $186.7       $185.1
Total Stockholders'Equity                                 829.0       846.1       783.0       794.9        880.2
                                                          -----       -----       -----       -----        -----
Total Capitalization                                   $1,121.0      $971.1      $977.5      $981.6     $1,065.3
Memo:  Average of Beginning                            $1,112.0    $1,046.1      $974.3      $979.6     $1,023.5
       And End of Fiscal Year
Total Debt to Total Capitalization                        26.0%       12.9%       19.9%       19.0%        17.4%


($ millions)
Non-GAAP Measures                                         FY 00       FY 01       FY 02       FY 03        FY 04
------------------                                        -----       -----       -----       -----        -----
Balance Sheet Long-Term Debt                             $292.0      $125.0      $194.5      $186.7       $185.1
Capitalized Operating Leases*                              68.5       206.8       215.5       237.1        254.5
                                                           ----       -----       -----       -----        -----
Total "Indebtedness"                                      360.5       331.8       410.0       423.8        439.6
Total Stockholders'Equity                                 829.0       846.1       783.0       794.9        880.2
                                                         ------       -----       -----       -----        -----
Total Capitalization                                   $1,189.5    $1,177.9    $1,193.0    $1,218.7     $1,319.8
Memo:  Average of Beginning                            $1,166.2    $1,183.7    $1,185.5    $1,205.9     $1,269.3
       And End of Fiscal Year
Total Indebtedness to Total Capitalization                30.3%       28.2%       34.4%       34.8%        33.3%

 *8 times last 12 months' rent expense, excluding shorter-term billboard rent (as disclosed in the Company's financial statements) to approximate the capitalized value of long-term operating lease obligations.

EBITDA
------

The Company uses EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) as a measure of operating performance exclusive of the impact of capital structure, the relative age of asset base and how those assets were acquired, and the effect of depreciation accounting methods. The Company believes EBITDA, in conjunction with other GAAP and non-GAAP measures, is a meaningful measure for evaluating and comparing the results of operations over time after removing the factors noted above.

Reconciliation of EBITDA to Operating Income, the comparable GAAP measures are shown below.

($ millions)
                                               FY 00       FY 01       FY 02       FY 03        FY 04
                                               -----       -----       -----       -----        -----
Operating Income                              $119.0       $96.7      $149.3      $174.1       $185.1
Write-off of Goodwill                                       10.4
Depreciation and Amortization                   65.2        64.9        62.8        64.4         63.9
                                                ----        ----        ----        ----         ----
EBITDA                                        $184.2      $172.0      $212.1      $238.5       $249.0


                                        Pro Forma(a)    Pro Forma(b)                      Pro Forma(c)
                                              FY 00           FY 01                             FY 04
                                              -----           -----                             -----
Pro Forma Operating Income                   $127.6          $129.8                            $190.3
Depreciation and Amortization                  65.2            64.9                              63.9
                                               ----            ----                              ----
Pro Forma EBITDA                             $192.8          $194.7                            $254.2


(a) Operating income excludes $8.6 million (before tax) effect of charges described above
(b) Operating income excludes $33.1 million (before tax) effect of charges described above
(c) Operating income excludes $5.2 million (before tax) effect of charge described above

Store-Level Operating Cash Flow
-------------------------------

Store-level operating cash flow is a measure that the Company uses internally as a measure of direct operating performance at the store level, exclusive of the impact of the relative age of asset base and how those assets were acquired (e.g., leased vs. owned), the effect of depreciation accounting methods, and the effect of indirect or allocated expenses (e.g., the cost of multi-unit store supervision). Because the Company does not report individual store performance with an allocation of indirect costs there is not a comparable GAAP measure other than the consolidated results of operation, in which these indirect costs, location rent as opposed to billboard rent, and depreciation are additional deductions from sales used in calculating store operating income, a consolidated GAAP measure. Also, store operating income as reported in the consolidated financial statements includes franchise revenues which also are not allocated in the calculation of store level operating cash flow.


Free Cash Flow
--------------

Free cash flow is a GAAP-derived measure that the Company uses internally to evaluate its cash-generating performance. Derivation of the measure is described on the related slides. It reflects cash provided by operating activities less outlays for purchase of property and equipment and dividend payments. Free cash flow is a measure of net cash available for other purposes such as share repurchases.


After-Tax Operating Income
--------------------------


($ millions)
                                               FY 00       FY 01       FY 02       FY 03        FY 04
                                               -----       -----       -----       -----        -----
Operating Income                              $119.0       $96.7      $149.3      $174.1       $185.1
Less taxes at effective tax rate                44.9        36.1        53.2        61.8         66.4
                                                ----        ----        ----        ----         ----
After-Tax Operating Income                     $74.1       $60.6       $96.1      $112.3       $118.7


                                        Pro Forma(a)    Pro Forma(b)                      Pro Forma(c)
                                              FY 00           FY 01                             FY 04
                                              -----           -----                             -----
Pro Forma Operating Income                   $127.6          $129.8                            $190.3
Less taxes at effective tax rate               48.1            48.4                              68.3
                                               ----            ----                              ----
Pro Forma After-Tax Operating Income          $79.5           $81.4                            $122.0

(a) Operating income excludes $8.6 million (before tax) effect of charges described above
(b) Operating income excludes $33.1 million (before tax) effect of charges described above
(c) Operating income excludes $5.2 million (before tax) effect of charge described above